Exhibit 10.11

SIDE AGREEMENT

REFERENCE IS MADE to (i) the License Agreement effective as of September 26, 2003, by and between RUSH-PRESBYTERIAN-ST. LUKE’S MEDICAL CENTER, an Illinois not-for-profit corporation  and having its principal office at 1725 W. Harrison St. Chicago, Ill. 60612 (“Rush”), and ACORDA THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 15 Skyline Drive, Hawthorne, New York 10532 (“Acorda”) (the “Rush/Acorda License”), and (ii) the Amended and Restated License and Supply Agreement effective as of September 26, 2003 by and between Acorda and ELAN CORPORATION, PLC., a public limited company incorporated under the laws of Ireland and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan”) (the “Elan/Acorda License”). The Rush/Acorda License and the Elan/Acorda License are sometimes collectively referred to herein as the “Novation Agreements”.

REFERENCE IS FURTHER MADE to (i) the option agreement, dated September 7, 1990 (the “Option Agreement”), between RUSH and ELAN PHARMACEUTICAL RESEARCH CORPORATION (“EPRC”), a predecessor of Elan Drug Delivery Inc., a wholly-owned subsidiary of Elan, and (ii) the license agreement dated November 13, 1990 (the “Rush/Elan License”), between RUSH and EPRC.  The Option Agreement and the Rush/Elan License are sometimes collectively referred to as the “Rush/Elan Agreements”.

WHEREAS, in connection with the respective parties desire to enter into and in consideration of the Novation Agreements, Rush, Acorda and Elan have agreed to enter into this Side Agreement with the intention to set forth (i) the termination of the Rush/Elan Agreements; and (ii) the relative rights of the parties hereto related to certain matters under the Novation Agreements.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter recited and set forth in the Novation Agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.             Effective on the Effective Date, the Rush/Elan Agreements are hereby cancelled and terminated in their entirety.  Notwithstanding any provision contained in the Rush/Elan Agreements, neither Rush nor Elan shall have any obligation or liability to the other Party under the Rush/Elan Agreements or in connection with the termination thereof except as set forth in this Side Agreement.

2.             In the event that Acorda has breached any financial or other curable obligation under the Rush/Acorda License which breach would give Rush the right, pursuant to the Section 8.3.1 of the Rush/Acorda License, to terminate the Rush/Acorda License, Rush shall send Elan a copy of any notice sent to Acorda of such breach, including a description of such breached obligation, and of any failure to remedy such breach within the specified time period.  If Acorda fails to remedy such breach within the specified period, Elan shall have the right, but not the obligation, after consultation with Acorda, to remedy such breach on Acorda’s behalf within sixty (60) days after receiving notice of Acorda’s failure to remedy such breach provided, however, that Elan shall not have the right to cure such breach in the event that such breach is due to the fault of Elan.  In the event Elan remedies such breach, Rush shall not have the right to terminate the Rush/Acorda License and Acorda shall cooperate with Elan to the extent necessary and reasonable for Elan to enforce its rights with respect to Rush under this Side Agreement.

3.             In the event that Acorda has committed a non-curable breach of the Rush/Acorda License which breach would give Rush the right, pursuant to Section 8.3.1 of the Rush/Acorda License, to terminate the Rush/Acorda License, then Rush shall copy Elan on its written notice to Acorda of and describing such breach and describing any Acorda obligations under the Rush/Acorda License, and Elan shall have the right, but not the obligation, after consultation with Acorda, to assume all of Acorda’s obligations under the Rush/Acorda License, provided, , that Elan shall have a good faith expectation that it has the intention and capability to perform such obligations and, provided further that Elan shall not have the right to assume all of Acorda’s rights and obligations under the Rush/Acorda License in the event that such breach is due to the fault of Elan.  In the event Elan assumes all of Acorda’s obligations under the Rush/Acorda License pursuant to this Paragraph 3, Acorda shall assign to Elan all of Acorda’s rights and remedies under the Rush/Acorda License and shall cooperate with Elan to the extent necessary and reasonable for Elan to enforce Elan’s rights and remedies vis a vis Rush under the Rush/Acorda License and this Side Agreement. In the event that Elan does not assume Acorda’s obligations under the Rush/Acorda License under this Paragraph 3, Rush shall have the right to terminate the Rush/Acorda License.

4.             Rush agrees that in the event that Rush terminates the Rush/Acorda License pursuant to Section 8.3.1 thereof, Rush shall promptly provide Elan with written notice of such termination, together with a description of the basis for such termination, and Rush shall offer to Elan the right to assume all rights and obligations of Acorda under the Rush/Acorda License. Should Elan within thirty (30) days following receipt of such notice from Rush, provide to Rush written notice of its desire to assume such rights, remedies and obligations of Acorda and accept the grant of such rights from Rush, then Rush shall not terminate the Rush/Acorda License until expiration of such thirty (30) day period and, thereafter, all rights of Acorda under the Rush/Acorda License shall be immediately granted to Elan, such licenses from Rush shall be immediately granted, and Elan shall concurrently assume all obligations of Acorda under the Rush/Acorda License provided that Elan shall have a good faith expectation that it has the intention and capability to perform such obligations.  In the event that Elan shall assume and perform Acorda’s rights and obligations under the Rush/Acorda License, Acorda shall have no further obligations to Rush with respect to the Rush/Acorda License. In the event that Elan does not assume Acorda’s obligations under the Rush/Acorda License under this Paragraph 4, Rush shall have the right to terminate the Rush/Acorda License.

5.             In the event that the Elan/Acorda Agreement is terminated by Elan in accordance with the terms thereof, Elan shall promptly provide Rush with written notice of such termination, together with a description of the basis for such termination, and Rush shall offer to Elan the right to assume all rights and obligations of Acorda under the Rush/Acorda License.  Should Elan within thirty (30) days following receipt of such notice from Rush, provide to Rush written notice of its desire to assume such rights and obligations of Acorda and accept the grant of such rights from Rush, then all rights of Acorda under the Rush/Acorda License shall be granted to

Elan and Elan shall concurrently assume all obligations of Acorda under the Rush/Acorda License, provided that Elan shall have a good faith expectation that it has the intention and capability to perform such obligations.  In the event that Elan shall assume and perform Acorda’s rights and obligations under the Rush/ Acorda License, Acorda shall have no further obligations to Rush with respect to the Rush/Acorda License.

6.             Rush, on behalf of itself and its respective heirs, executors, successors and assigns hereby fully and forever releases and discharges Elan, Acorda, EPRC, and their respective affiliates, heirs, executors, successors, agents, licensees, officers and directors, from and agrees not to sue any of such released parties concerning, any and all claims, actions, obligations, duties, causes of action, whether now known or unknown, suspected or unsuspected, that either of them may possess based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time prior to and including the Effective Date (collectively, the “Released Matters”), including without limitation, any and all claims relating to 4-aminopyridine. For the avoidance of this doubt, this release does not extend to matters that may arise after the Effective Date under this Side Agreement or under the Rush/Acorda License. Each of Elan, EPRC, and Acorda on behalf of itself and its respective heirs, executors, successors and assigns hereby fully and forever releases and discharges Rush and its affiliates, heirs, executors, successors, agents, licensees, officers and directors, from and agrees not to sue any of such released parties concerning, any Released Matters, including without limitation, any and all claims relating to 4-aminopyridine. For the avoidance of this doubt, this release does not extend to matters that may arise after the Effective Date under this Side Agreement or under the Rush/Acorda License.

7.             Each party to this release acknowledges that they have been advised by legal counsel and are familiar with Section 1542 of the Civil Code of the State of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties each expressly waive any right or benefit which they have or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction, including Delaware.  The parties acknowledge that in the future they may discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Release, and that each of Rush, Acorda, and Elan, as applicable, intends to fully, finally, and forever settle all of the Released Matters in exchange for good and valuable consideration.  This release will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.

The release provided for by this Paragraph 7 is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties represent and warrant that:

(a)           they have read the release provided for herein;

(b)           they have been represented in the preparation, negotiation, and execution of the release by legal counsel of their own choice; and

(c)           that, other than claims asserted by Rush (which claims are expressly included in the Released Matters), it has no knowledge of any claims asserted or assertable by any person or entity relating to the subject matter of this Agreement, which are not released by this release provided for by this Paragraph.

8.             All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Acorda to:	ACORDA THERAPEUTICS, INC..
15 Skyline Drive
Hawthorne, New York 10532
United States of America
Attention: President
Fax No.: 914.347.4560

if to Elan to:	ELAN CORPORATION, PLC.
c/o Elan International Services Ltd.
102 St. James Court
Flatts,
Smiths FL04
Bermuda
Attention: Secretary
Fax: +1 441 292 2224

if to EPRC to:	Elan Drug Delivery Inc
c/o Elan Pharmaceuticals Inc
South San Francisco,
800 Gateway Boulevard,
South San Francisco,
CA 94080, U.S.A.
Fax 650 553 7165

if to Rush to:	RUSH-PRESBYTERIAN-ST. LUKE’S MEDICAL CENTER
1725 W. Harrison St.
Chicago, Ill. 60612
United States of America
Attention: Intellectual Property Office/General
Counsel’s Office
Fax No.: 312. 942. 2055

9.             This Side Agreement shall be effective as of September  26, 2003 (“Effective Date”), and shall be governed by the laws of the State of New York without reference to any rules of conflict of laws.

10.           This Side Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Side Agreement as of the Effective Date.

ACORDA THERAPEUTICS, INC.

By:	/s/ Ron Cohen
	Name:	Ron Cohen
	Title:	President and Chief Executive Officer

ELAN CORPORATION, PLC.

By:	/s/ Kevin Insley
	Name:	Kevin Insley
	Title:	Authorized Signatory

ELAN DRUG DELIVERY INC.

By:	/s/ Jean M. Duvall
	Name:	Jean M. Duvall
	Title:	Vice President and Secretary

RUSH-PRESBYTERIAN-ST. LUKE’S MEDICAL CENTER

By:	/s/ James T. Frankenbach
	Name:	James T. Frankenbach
	Title:	Senior Vice President